Exhibit 99
PACKETEER ANNOUNCES RESOLUTION OF IRS EXAMINATION
CUPERTINO, Calif. — October 30, 2007 — Packeteer®, Inc. (NASDAQ: PKTR), the global leader in WAN Application Optimization, today announced that it has resolved its previously reported dispute with the Internal Revenue Service (“IRS”). Under the agreement reached with the IRS, the Company’s pre-existing federal net operating loss carryforwards (“NOLs”) will offset essentially all increases in income with the following net impact:
•	The Company will not be subject to the $122 million and $49 million of regular tax liabilities and penalties, or related interest, previously asserted by the IRS with respect to 2003 and 2004.

•	The Company expects that the total federal and state regular and alternative minimum income tax and interest payments required to be made by the Company as a consequence of the agreement (including adjustments impacting 2005, which were not included in the original assessment), to be less than $500,000.

•	The Company anticipates that the resolution of this matter will not have an impact on the Company’s effective tax rate for future periods.

•	The Company expects to have a revised total available NOLs utilizable in future periods, subject to applicable federal limitations, of approximately $27.5 million as of December 31, 2006.

•	The Company expects to record a one-time, non-cash financial statement charge, for GAAP purposes only, of approximately $10 million during the quarter ending December 31, 2007. This charge generally results from the increased use of NOLs and the reversal of certain foreign tax credits booked in prior periods.
“While we continue to believe that our planned appeal of the original IRS assessment would have been upheld, the opportunity to quickly bring closure utilizing NOL’s and minimal cash, represented a very prudent business outcome”, stated David Yntema, CFO of Packeteer. “We are pleased to have resolved this open issue with the IRS on these terms which allows us to more completely focus on the reacceleration of our business,” stated Dave Cote, President and CEO of Packeteer.
About Packeteer
Packeteer is the global leader in WAN Application Delivery. Packeteer’s solutions provide an intelligent, unified and adaptive approach to monitor, shape, and optimize applications, delivering the best user experience for any application to any location. For more information, contact Packeteer at +1 408 873-4400 or visit the company’s website at http://www.packeteer.com.
Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, express or implied statements regarding future revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.